AMENDMENT TO
                            NATIONAL FUEL GAS COMPANY
                                 1984 STOCK PLAN


                  I, Bernard J. Kennedy, pursuant to the authorization granted by the National Fuel Gas Company Board of Directors on September 19, 1996, do hereby execute the following amendment to the National Fuel Gas Company 1984 Stock Plan (the "1984 Plan"), effective September 19, 1996.

         1. Section 5(c)(v) of the 1984 Plan is hereby amended (which amendment also applies to all outstanding nonqualified stock options or SARs under the Plan as approved by the Compensation Committee of the Board of Directors on September 19, 1996) to read as follows:

                           "No  Option  under the Plan  shall be  subject in any
                  manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order), assignment, pledge or encumbrance, except that all awards of nonqualified stock options or SARs shall be transferable without consideration, subject to all the terms and conditions to which such nonqualified stock options or SARs are otherwise subject, to
                  (i) members of a Key Employee's immediate family as defined in Rule 16a-1 promulgated under the Exchange Act, or any successor rule or regulation, (ii) trusts for the exclusive benefit of the Key Employee or such immediate family members or (iii) entities which are wholly-owned by the Key Employee or such immediate family members, provided that (x) there may be no consideration for any such transfer, and (y) subsequent transfers of transferred Options shall be prohibited except those by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as provided in the next sentence, the term "Key Employee" shall be deemed to refer to the transferee. The events of termination of employment under Section 6 hereof shall continue to be applied with reference to the original Key Employee and following the termination of employment of the original Key Employee, the

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                  Options shall be  exercisable  by the  transferee  only to the extent, and for the periods specified in Section 6, that the original Key Employee could have exercised such Option. Except as expressly permitted by this paragraph, an Option shall be exercisable during the Key Employee's lifetime only by him."


         2. Section 15 is hereby amended (which amendment also applies to all outstanding Awards under the Plan as approved by of the Compensation Committee of the Board of Directors on September 19, 1996) to read as follows:

                           "At the time a Key  Employee is taxable  with respect
                  to Options, SARs or Restricted Stock granted hereunder, or the exercise or surrender of the same, the Company shall have the right to withhold from amounts payable to the Key Employee under the Plan or from other compensation payable to the Key Employee in its sole discretion, or require the Key Employee to pay to it, an amount sufficient to satisfy all federal, state and/or local withholding tax requirements. A Key Employee may pay, in whole or in part, such tax withholding amounts by requesting that the Company withhold such amounts of taxes from the amounts owed to the Key Employee or by delivering as payment to the Company, shares of Common Stock having a Fair Market Value less than or equal to the amount of such required withholding taxes.



                            NATIONAL FUEL GAS COMPANY


December 11, 1996          /s/ Bernard J. Kennedy
------------------         ----------------------------------------------------
Dated                      Bernard J. Kennedy
                           President, Chief Executive Officer
                           and Chairman of the Board of
                           Directors